Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Triarc Companies, Inc. on Form S-4 of our report dated February 29, 2008 (March 14, 2008 as to Note 26), relating to the financial statements of Deerfield Capital Corp. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and the effectiveness of Deerfield Capital Corp.’s internal control over financial reporting as of December 31, 2007, appearing in Amendment No. 1 to the Annual Report on Form 10-K of Triarc Companies, Inc. for the year ended December 30, 2007, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus of Triarc Companies, Inc. and Wendy’s International Inc., which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 29, 2008